UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2017
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.
On September 28, 2017, Trupanion, Inc. (the "Company") and its subsidiary Trupanion Managers USA, Inc., entered into a Second Amendment to the Loan and Security Agreement (the "Loan Amendment") with Pacific Western Bank, a California state chartered bank (the "PWB"), and Western Alliance Bank, an Arizona corporation ("WAB", and together with PWB, the "Lenders"), which amends that certain Loan and Security Agreement, dated as of December 16, 2016, as amended, by and between the Company and the Lenders (the “Original Loan Agreement”). Pursuant to the terms of the Original Loan Agreement, Lenders agreed to provide the Company with an aggregate credit facility of $30M.

The Loan Amendment amends the Original Loan Agreement by, among other things, (i) requiring that the Company deliver to Administrative Agent a report of all Cash held by APIC within five (5) Business Days after the last day of each month; and (ii) restates Section 7.8 of the Original Loan Agreement to state that the Company may not, without the Administrative Agent’s prior written consent, have Net Capitalized Expenditures of greater than negative One Million Dollars ($1,000,000) in aggregate in any fiscal quarter of Borrower.

The foregoing description of certain terms contained in the Loan Amendment is not complete, and is qualified in its entirety by reference to: (i) the terms and conditions of the actual Loan Amendment, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2017, (ii) the copy of the Original Loan Agreement, filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on February 15, 2017, and (iii) the copy of the First Amendment to the Loan and Security Agreement, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Tricia Plouf
Name: Tricia Plouf
Title: Chief Financial Officer
Date: October 4, 2017